Exhibit 19.1

Eve Holding, Inc.

Insider Trading Policy

Adopted on August 2nd, 2024

In the course of conducting the business of Eve Holding, Inc. (together with its subsidiaries, the “Company”), you may come into possession of material information about the Company, Embraer S.A. (“Embraer”) or other entities that is not available to the investing public (referenced herein as “material nonpublic information,” as explained in greater detail below).  You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information.  Generally, it is illegal and a violation of Company policy to trade in securities of the Company, Embraer or other entities, including competitors, while you are in possession of material nonpublic information about the Company, Embraer or that other entity obtained in the course of your position with the Company.  Please note that it does not matter that you may have decided to trade before learning the material nonpublic information.  It also does not matter that you may have a reason to trade that is based on public information.  The federal securities laws do not recognize these mitigating circumstances in determining liability.  The Company’s Board of Directors has adopted this Insider Trading Policy (the “Policy”) in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company.

I.                   PERSONS SUBJECT TO THIS POLICY

The procedures and restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located, as well as the Company’s direct or indirect controlling stockholders.  The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants, who have access to material nonpublic information. This Policy also applies to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the officer, director or employee (collectively, “Related Insiders”).  In addition to requiring compliance with the letter of the law, the Company’s policy also requires compliance with the spirit of the law in order to avoid even the appearance of impropriety.  Insider trading can generate significant adverse publicity and thus cause a substantial loss of confidence in the Company and its securities on the part of the public and the securities markets.  For additional information regarding post-termination transactions, see section XII of this Policy.

II.          TRANSACTIONS SUBJECT TO THIS POLICY

This Policy applies to transactions in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants of the Company, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (such securities, collectively, the “Covered Securities”).  In addition, in the normal course of business, you may come into possession of material nonpublic information concerning the Company or its industry, transactions in which the Company proposes to engage or other entities with which the Company does business.  Therefore, the Company has established this Policy with respect to trading in its securities, Embraer’s securities or the securities of other companies with which we do business or compete—you may not trade in securities of such a business while you are in possession of material nonpublic information about that business obtained in the course of your position with the Company.  See the section VII, “Special Transactions” and section IX, “Prohibited Transactions” for further discussion of certain types of securities and transactions.

To avoid even the appearance of impropriety, additional restrictions on trading Covered Securities apply to directors, officers and certain designated employees who have regular access to material nonpublic information about the Company.  These policies are set forth in the Company’s Addendum to the Insider Trading Policy, attached hereto (the “Addendum”).  The Company will notify you if you are subject to the Addendum.  The Addendum generally prohibits directors and designated employees from trading in Covered Securities during blackout periods and requires pre-clearance for all transactions in Covered Securities.

III.         INDIVIDUAL RESPONSIBILITY

Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any Related Insiders whose transactions are subject to this Policy.  Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Covered Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws concerning trading while in possession of material nonpublic information as if the transactions were for your own account.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

IV.         MATERIAL NONPUBLIC INFORMATION

What is Material Information?  Under Company policy and United States laws, information is material if:

•         there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

•         the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.  Material information can be positive or negative.  Nonpublic information can be material, even with respect to companies that do not have publicly-traded stock, such as those with outstanding bonds.

Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, information pertaining to the following:

•         earnings announcements or guidance, or changes to previously released announcements or guidance;

•         other unpublished financial results;

•         write-downs and additions to reserves for bad debts;

•         expansion or curtailment of operationsor business disruptions;

•         a cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value;

•         new inventions or discoveries;

•         pending or threatened significant litigation or government action, or the resolution thereof;

•         a pending or proposed merger, acquisition, tender offer, joint venture, restructuring or change in assets;

•         changes in analyst recommendations or debt ratings;

•         events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or an offering of additional securities);

•         changes in control of the Company or extraordinary management developments;

•         changes in the Company’s pricing or cost structure;

•         extraordinary borrowing or capital raising transactions, or other financing transactions out of the ordinary course;

•         liquidity problems or impending bankruptcy, corporate restructuring, receivership, or layoffs;

•         changes in auditors or auditor notification that the Company may no longer rely on an audit report;

•         geographic expansions or contractions;

•         key changes in compensation policy;

•         development of a significant new product, process, or service;

•         the gain or loss of a significant customer or supplier; or

•         status of aircraft development, including test-flight, certification and other operational data, regulatory approvals and significant aircraft or service achievements or problems.

What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors.  You should presume that information is nonpublic, unless you can point to its official release by the Company in at least one of the following ways:

•         publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities;

•         issuance of press releases via major newswire, such as PR Newswire, Dow Jones or Reuters; or

•         posting the information on the Company’s website.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information.  Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for two full trading days following its official release.

Twenty-Twenty Hindsight.  If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight.  As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight.  If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Company’s General Counsel.

V.          “TIPPING,” COMMENTING AND RUMORS

In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy to provide such information to another (“tipping”) who may trade or to advise another to trade on the basis of such information.  This Policy applies regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee.

If you receive or have access to the Company’s material nonpublic information, you may not comment on stock price movements or rumors of other corporate developments (including discussions on Internet “chat rooms” or posts) that are of possible significance to the investing public, unless you have been authorized to do so by the Company’s General Counsel or otherwise in compliance with the Company’s Regulation Fair Disclosure Policy.  If you comment on stock price movements or rumors or disclose material nonpublic information to a third party out of compliance with such policy, you must contact the Company’s General Counsel immediately.

In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs.  If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Company’s General Counsel.

VI.        OTHER COMPANY SECURITIES

You may not buy or sell securities of another company with which we do business or compete at any time when you have material nonpublic information about that company or have material nonpublic information that could affect the share price of that company.  For purposes of this section VI, another company with which we do business or compete may include, without limitation, any of our customers, vendors, suppliers, an acquisition target, our majority shareholder or a company in the same industry, sector or subsector, when that information was obtained as a result of your employment or relationship to the Company.

VII.        SPECIAL TRANSACTIONS

The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:

A.                 Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements.  The trading restrictions do apply, however, to subsequent sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.  In addition, the Company reserves the right to limit or restrict stock option exercises or tax withholdings not made pursuant to standing elections in appropriate circumstances.

B.                 Restricted Stock Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The trading restrictions do apply, however, to any market sale of the shares underlying restricted stock or restricted stock units.

C.                 Other Similar Transactions.  Any other purchase of Covered Securities directly from the Company or sales of Covered Securities directly to the Company may be exempted from the trading restrictions of this Policy with approval by the Company’s General Counsel or the Company’s Board of Directors.

VII.       GIFTS OF SECURITIES

Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. All gifts of Covered Securities are transactions subject to this Policy and may not be made while the person making the gift is aware of material nonpublic information. If you are subject to the trading restrictions specified in the Addendum, you are required to obtain pre-clearance of any gift of Covered Securities.

IX.        PROHIBITED TRANSACTIONS

Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following:

A.                 Publicly-Traded Options.  You may not trade in options, warrants, puts and calls or similar instruments on Covered Securities.  Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.

B.                 Short Sales.  You may not engage in short sales of Covered Securities.  A short sale has occurred if the seller (i) does not own the securities sold or (ii) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale.  Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.

C.                 Margin Accounts and Pledges.  Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Covered Securities, you may not hold Covered Securities in a margin account or otherwise pledge Covered Securities as collateral for a loan.

D.                 Hedging Transactions.  You may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Covered Securities.  Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts.  Hedging transactions may allow a director, officer or other employee to continue to own Covered Securities, but without the full risks and rewards of ownership.  This may lead to the director, officer or other employee no longer having the same objectives as the Company’s other shareholders.

E.                  Standing and Limit Orders.  You may not place standing or limit orders on Covered Securities, unless executed as part of an approved Rule 10b5-1 Plan discussed in Section X of this Policy.  Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information.

X.           RULE 10B5-1 TRADING PLANS

Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5.  A person subject to this Policy can rely on this defense and trade in Covered Securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1.  Directors and officers[1] (collectively, “Section 16 Insiders”) subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) should be aware that the Company will be required to make quarterly disclosures regarding all Rule 10b5-1 Plans entered into, amended or terminated by Section 16 Insiders, which disclosure will include the material terms of such plans, other than pricing information.

Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the Company’s General Counsel for its approval at least five business days prior to the planned entry into the Rule 10b5-1 Plan.  Rule 10b5-1 Plans may not be adopted by a person when such person is in possession of material nonpublic information about the Company or its securities and must comply with the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans).

Once the Rule 10b5-1 Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.  You may amend or replace a Rule 10b5-1 Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Rule 10b5-1 Plan to the Company’s General Counsel for approval prior to adoption.  You must provide notice to the Company’s General Counsel prior to terminating a Rule 10b5-1 Plan.  You should understand that a modification or termination of a Rule 10b5-1 Plan may call into question your good faith in entering into and acting in accordance with the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

XI.         REPORTING VIOLATIONS/SEEKING ADVICE

You should refer suspected violations of this Policy to the Company’s General Counsel or through the reporting procedures set forth in the Company’s Code of Conduct.  In addition, if you:

•         receive material nonpublic information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or

•         receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone.  To seek advice about what to do under those circumstances, you should contact the Company’s General Counsel.  Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.

XII.        POST-TERMINATION TRANSACTIONS

This Policy, and the Addendum, continue to apply to transactions in Covered Securities even after a person’s service with the Company is terminated.  If a person is in possession of material nonpublic information when such person’s service terminates, that individual may not trade in Covered Securities until that information has become public or is no longer material.  Questions or concerns on whether any continuing nonpublic information remains material should be directed to the Company’s General Counsel.  Although the pre-clearance procedures specified in the Addendum will cease to apply upon termination of service, individuals subject to a quarterly blackout period at the time of termination of service may not trade in Covered Securities until after the end of such blackout period.

XIII.      PENALTIES FOR VIOLATIONS OF THE INSIDER TRADING LAWS AND THIS POLICY

In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe.  In addition to injunctive relief, disgorgement and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees.  The amount of a penalty could total three times the profits made or losses avoided.  The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all tippees, including remote tippees (i.e., others who may have been tipped by the tippee).  Further, civil penalties of the greater of $2.5 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.

Criminal penalties may also be assessed for insider trading.  Any person who “willfully” violates certain provisions of the U.S. federal securities laws may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to 20 years.  Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal.  Needless to say, a violation of law, or even a governmental or regulatory investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country.  Employees must abide by the laws in the country where located.  However, you are required to comply with this Policy even if local law is less restrictive.  If a local law conflicts with this Policy, you must consult the Company’s General Counsel.

1

Officers who are subject to Section 16 include an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries are deemed officers of the issuer if they perform such policy-making functions for the issuer.

* * *

EVE HOLDING, INC.

ADDENDUM TO

INSIDER TRADING POLICY

1.            INTRODUCTION

This Addendum explains requirements and procedures, which apply to all directors and officers[2] (collectively, “Section 16 Insiders”) subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), as well as certain designated employees of Eve Holding, Inc. (the “Company”) who have access to material nonpublic information about the Company, and is in addition to and supplements the Company’s Insider Trading Policy (the “Policy”).  The positions of the designated persons subject to this Addendum are listed on attached Schedule A.  The Company may from time to time designate other individuals who are subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual.  Please note that this Addendum applies to all Covered Securities (as defined in the Policy) which you hold or may acquire in the future.

Please read this Addendum carefully.  When you have completed your review, please sign the attached acknowledgment form and return it to the Company’s General Counsel.

2.            PRE-CLEARANCE PROCEDURES

Those subject to this Addendum, as well as their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions (collectively, “Related Insiders”), may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s General Counsel.  Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations.  Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction.  Clearance of a transaction must be re-requested if the transaction order is not placed within 48 hours of obtaining pre-clearance.  If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

When requesting pre-clearance, the requestor should carefully consider whether the requestor may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Company’s General Counsel.  The requestor should also indicate whether the requestor has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or 5, if applicable.  The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if advisable, at the time of any sale.

Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan adopted in accordance with the requirements of the Company’s Insider Trading Policy.  Pre-clearance is also not required for the “Special Transactions” to which the Policy does not apply, subject to certain exceptions described in section VII of the Policy.

3.            BLACKOUT PERIODS

Those individuals subject to this Addendum (and Related Insiders) are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with the Policy).

Quarterly Blackout.  Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, you may not trade in the Company’s securities during the period beginning on the fifteenth calendar day of the last month of the quarter and ending after the second trading day following the release of the Company’s earnings for that quarter.

Interim Earnings Guidance Blackout.  The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information.  You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

2

Officers who are subject to Section 16 include an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries are deemed officers of the issuer if they perform such policy-making functions for the issuer.

Event-Specific Blackout.  From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees.  The existence of an event-specific blackout will not be announced.  If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Company’s General Counsel will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout.  Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

Regulation BTR.  Directors and officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

NOTE: Even if a blackout period is not in effect, at no time may you trade in Covered Securities if you are in possession of material nonpublic information about the Company (as defined in the Policy).  The failure of the Company’s General Counsel to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.

4.            REPORTING AND FORM FILING REQUIREMENTS

Under Section 16(a) of the Exchange Act, directors and officers of the Company, as well as beneficial owners of more than 10% of the outstanding shares of any class of voting Company equity securities registered under Section 12 of the Exchange Act, must file forms with the U.S. Securities and Exchange Commission (the “SEC”) disclosing their direct and indirect pecuniary interest in most transactions involving the Company’s equity securities.  In this context, “equity securities” of the Company include shares of the classes of equity securities created under the Company’s governing documents, such as common stock, as well as any securities (regardless of whether issued by the Company) that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company.  These other securities are known as “derivative securities,” and include options, restricted share units, warrants, convertible securities and stock appreciation rights.

A.                 Forms 3, 4 and 5

The Company’s Legal Department will assist directors and officers in preparing and filing the following Section 16 reports but each individual director and officer is responsible for the timing and contents of his or her reports:

•         Form 3,Initial Beneficial Ownership Statement.  A person who becomes a director or officer of the Company must file a Form 3 within 10 calendardays of becoming a director or officer, even if such person does not own any Companyequity securities at the time.  The Form 3 must disclose such person’s position and ownership of any Company equity securities as of immediately prior to assuming office.

•         Form 4,Changes of Beneficial Ownership Statement.  As long as a person remains a director or officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed with the SEC before 10:00 p.m., Eastern, on the second business day following any transaction by that person, whether directly or indirectly, in Company equity securities.  There are exceptions to this requirement for acquisitions from gifts (but not dispositions by gifts)and a very limited class of employee benefit plan transactions.

•         Form 5,Annual Beneficial Ownership Statement.  A Form 5 must be filed with the SEC by any individual who served as a director or officer of the Company during any part of the Company’s fiscal year to report:

‒        all reportable transactions in Company equity securities that were specifically eligible for deferred reporting on Form 5;

‒        all transactions that should have been reported during the last fiscal year but were not; and

‒        with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported.  If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year, e.g., February 14 for calendar-year companies, or the first business day thereafter.  Common types of transactions reportable on Form 5 include acquisitions from gifts (but not dispositions by gifts) and certain acquisitions of less than $10,000 in any six-month period, either of which may be reported on a voluntary basis on any Form 4 filed before the Form 5 is due.

B.        Indirect Ownership by Related Insiders

The reports described above must also reflect any indirect ownership by directors and officers, including all holdings and transactions by Related Insiders. This includes changes in ownership by immediate family members living in the director’s officer’s household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions.  For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents and siblings, including in-laws and adoptive relationships.

Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Company’s General Counsel, or, if you prefer, your individual legal counsel.  The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by directors and officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.

C.        Reporting Exemptions for Certain Employee Benefit Plan Transactions

Rule 16b-3 under the Exchange Act provides exemptions for director and officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine transactions under tax-conditioned thrift, stock purchase and excess benefit plans.

A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting.  An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider.  Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.

The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements, although related share-withholding transactions, if any, would give rise to Form 4 reporting obligations.

5.         SHORT-SWING TRADING PROFITS AND SHORT SALES

A.                 Short-Swing Trading Profits

In order to discourage directors and officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company.  (This is in addition to the reporting requirements described above.)

“Short-swing profits” are the profits, whether real or notional, that result from any purchase and sale (or sale and purchase) of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction.  It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale (or sale and purchase) of the same shares, or even of the same class of securities.  Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the director or officer must disgorge, and this amount may not be offset by any losses realized.  “Short-swing profits” may exceed economic profits.

B.         Short-Swing Exemptions for Employee Benefit Plan Transactions

As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine whether a director or officer has realized profit subject to the short-swing profit rule described above, but Rule 16b-3 creates an exemption for, or permits the Company’s Board of Directors or a qualifying committee thereof to exempt, certain transactions between (i) a director or officer and (ii) the Company or certain benefit plans sponsored by the Company.

Under this Rule certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for purposes of the short-swing profit rule, provided that the benefit plan meets various statutory requirements.

The Eve Holding, Inc. 2022 Stock Incentive Plan meet these requirements, and therefore an ordinary-course acquisition of equity securities under such plan generally speaking is not treated as a “purchase” subject to the short-swing profit rule.

C.         Prohibition Against Short Sales

You may not engage in short sales of Covered Securities.  A short sale has occurred if the seller: (a) does not own the securities sold; or (b) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale.  Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.

6.           LIMITATIONS AND REQUIREMENTS ON RESALES OF THE COMPANY’S SECURITIES

The Securities Act requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements.  Directors and certain officers who are (or were within the prior 90 days) affiliates[3] of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 applicable to affiliates.  “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities.  The Rule 144 safe harbor is available not only to sales of common and preferred stock, but also to sales of bonds, debentures and any other form of security.  Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates).

The following summarizes relevant provisions of Rule 144, as they apply to resales by directors and officers seeking to take advantage of the safe harbor:

A.    Current public information.  There must be adequate current public information available regarding the Company.  This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the 12 months preceding the sale, other than Form 8-K reports.

B.     Manner of sale.[4]  The sale of Company shares by a director or officer must be made in one of the following manners:

(i)	in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;
(ii)	to a market maker at the price held out by the market maker; or
(iii)

in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.[5]

3

Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” Generally, any director and some or all of a company’s executive officers are presumed to be affiliates.

4	The manner of sale requirements apply only to equity securities. Debt securities are not subject to any manner of sale requirements.
5

A riskless principal transaction is a transaction in which a broker or dealer (i) after having received a customer’s order to buy a security, purchases the security as principal in the market to satisfy the order to buy or (ii) after having received a customer’s order to sell a security, sells the security as principal to the market to satisfy the order to sell.

Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares.  In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.

Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.

C.         Number of shares which may be sold.

Equity Securities.  The amount of equity securities that a director or officer may sell in a three-month period is limited to the greater of:

(i)         1% of the outstanding shares of the same class of the Company; or

(ii)        the average weekly reported trading volume in the four calendar weeks preceding the transactions.

Debt Securities.  The amount of debt securities that a director or officer may sell in a three-month period is limited to the greater of:

(i)          the average weekly reported trading volume in the four calendar weeks preceding the sale; or

(ii)         10% of the principal amount of the tranche of debt securities (or 10% of the class of non-participatory preferred stock).

D.         Notice of proposed sale.  If the amount of securities proposed to be sold by a director or officer during any three-month period exceeds 5,000 shares or has an expected aggregate sale price in excess of $50,000, the director or officer must file a notice of sale on Form 144 with the SEC, prior to, or concurrently with, the placing of the order to sell securities.

E.         Holding periods.  Any restricted securities must be held for six months prior to reselling such securities.

In certain situations (e.g., securities acquired through stock dividends, splits, conversions or the net settlement of certain options), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

7.           PENALTIES FOR VIOLATING THE SECURITIES LAWS AND COMPANY POLICY

The seriousness of securities law violations is reflected in the penalties such violations carry.  A director’s resignation may be sought, or an officer will be subject to possible Company disciplinary action up to and including termination of employment.  In addition, both the Company itself and individual directors, officers or employees may be subjected to both criminal and civil liability.  These violations may also create negative publicity for the Company.

8.           QUESTIONS

Because of the technical nature of some aspects of the federal securities laws, all directors and officers should review this material carefully and contact the Company’s General Counsel if at any time (i) you have questions about the Policy, this Addendum or their application to a particular situation; or (ii) you plan to trade in the Company’s securities or Embraer’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Company Policy.

9.           ACKNOWLEDGEMENT

All directors, officers and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Company’s Insider Trading Policy and this Addendum on the form attached to this Addendum.

* * *

SCHEDULE A

Section 16 Insiders

Members of the Board of Directors

Chief Executive Officer

Chief Financial Officer

Chief Technology Officer

General Counsel

Principal Accounting Officer

Other Designated Positions

Vice Presidents

Accounting and Finance

Legal Department

A-3

ACKNOWLEDGMENT FORM

I have read and understand the Company Insider Trading Policy and the Addendum thereto applicable to directors, officers and certain designated employees (collectively, the “Insider Trading Policy”).  I agree to comply fully with the policies and procedures contained in the Insider Trading Policy and, if applicable, the Addendum thereto, for as long as I am subject to this Policy and the Addendum thereto.  If I am an employee of Eve Holding, Inc., I acknowledge that the Insider Trading Policy is a statement of policies and procedures and does not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date